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                                                                    Exhibit 99.1

News Release
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                Media Contact:  Leon L. Judd
                                (219) 273-7631

     Analyst/Investor Contact:  Joseph A. Rainis
                                (219) 273-7158


             NATIONAL STEEL BOARD APPROVES REDEMPTION OF SERIES A
                                PREFERRED STOCK

Mishawaka, IN, December 19, 1997--National Steel Corporation (NYSE: NS) today announced that its Board of Directors has authorized the redemption of all outstanding shares of its Series A Preferred Stock. This stock is held entirely by NKK U.S.A. Corporation, the majority stockholder of National Steel and is currently valued at $36.7 million. The Company expects to complete the redemption before year-end.

The Series A Preferred Stock is non-voting and was issued in 1990 as part of the Recapitalization of National Steel and carries no mandatory redemption date.
The stock carries an 11% dividend rate with an annual payment obligation of approximately $4 million. The on-going annual impact of the redemption will be to increase earnings by approximately $0.06 per common share. The redemption will also simplify National Steel's capital structure and balance sheet.

In November, the Company announced the redemption of all of its Series B Preferred Stock, all of which was held by Avatex Corporation. After redemption of the Series A Preferred Stock, the Company will no longer have any preferred stock outstanding. Dividend payments on the Series A and Series B Preferred Stock had previously aggregated approximately $11 million annually.

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